Exhibit 99.3

VALMONT INDUSTRIES, INC.

Tender of All Outstanding
6 7/8% Senior Subordinated Notes due 2014
in Exchange for
6 7/8% Senior Subordinated Notes due 2014
that have been registered under
the Securities Act of 1933

To:
DTC Participants, including Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Valmont Industries, Inc. (the "Issuer") is offering, upon and subject to the terms and conditions set forth in the prospectus dated                        , 2004 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 6 7/8% Senior Subordinated Notes due 2014 that have been registered under the Securities Act of 1933, as amended, for its outstanding 6 7/8% Senior Subordinated Notes due 2014 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the registration rights agreement in respect of the Old Notes, dated April 29, 2004, among the Issuer, the guarantors party thereto and the initial purchasers of the Old Notes.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

        1.     Prospectus dated                        , 2004;

        2.     A Letter of Transmittal relating to the Old Notes for your use and for the information of your clients;

        3.     A Notice of Guaranteed Delivery relating to the Old Notes, which is to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach Wells Fargo Bank, N.A. (the "Exchange Agent") prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

        4.     A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., Eastern time, on                        , 2004 (the "Expiration Date"), unless sooner terminated or extended. Old Notes tendered in the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal relating to the proper denomination of Old Notes (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Old Notes desires to tender, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."

        The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuer will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Holders will not be obligated to pay or cause to be paid the transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at the applicable address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Valmont Industries, Inc.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures